Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Jenna Focarino

Miller DeMartine Group

203-221-2790

jfocarino@mdgpr.com

UNITED INDUSTRIES AND NU-GRO SIGN DEFINITIVE
AGREEMENT TO CREATE LEADER IN NORTH AMERICAN
LAWN CARE AND INSECT CONTROL MARKETS

ST. LOUIS, March 2, 2004 – United Industries Corporation, which goes to market as Spectrum Brands, today announced that it has entered into a definitive agreement to acquire The Nu-Gro Corporation (Toronto Stock Exchange – symbol: NU).   The all-cash offer, which is subject to Nu-Gro shareholder approval and regulatory review, is for approximately $143.8 million (CAN$192 million), or CAN$11.00 per share.  Nu-Gro also plans to declare a special dividend of CAN$0.12 per share to be paid prior to close.  The combined companies will have sales of approximately $750 million with nearly 1,800 employees in the U.S. and Canada.  The acquisition will be immediately accretive to United’s earnings.

The transaction will combine two leading providers of consumer lawn care and garden products and insect control products in North America.  United Industries is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control segments in the U.S.  Nu-Gro is Canada’s leading manufacturer and seller of packaged consumer and commercial lawn and garden products.  Through its subsidiaries in Canada and the U.S., Nu-Gro produces and distributes controlled release nitrogen raw material to the fertilizer industry worldwide.

United Industries has also entered into an agreement with Oakwest Corporation Limited and certain other related shareholders who hold in the aggregate more than 26% of Nu-Gro’s issued and outstanding common shares.  Under the terms of this agreement, those shareholders have agreed to support and vote in favor of this transaction.

Bob Caulk, Spectrum Brands’ Chairman and CEO, said, “Nu-Gro is a great company, with exceptionally strong management and leading product positions that complement our own.  This transaction broadens our geographic reach dramatically across North America while providing access to the professional lawn and garden care segment in the region.  At the same time, the transaction provides access to the global market for controlled release nitrogen raw materials and products, along with Nu-Gro’s superior product technology for use in our U.S.-based consumer fertilizer business.”

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John Hill, President and CEO of Nu-Gro, added, “We chose Spectrum as a partner because it provides a broad geographic marketing platform with remarkably little overlap in products, facilities or distribution channels.  Spectrum chose us as a partner because of our strengths in our Canadian domestic market and our leadership position in global controlled release nitrogen products.  It’s a great match.”

Charles Brizius, Managing Director of Thomas H. Lee Partners, United Industries’ largest investor, said, “Under the leadership of Bob Caulk and his management team, the company has achieved strong revenue growth through increased penetration of the consumer marketplace and a value-oriented marketing strategy grounded in strong brands.  In addition to organic growth, the company has successfully integrated three acquisitions over the last 30 months, making Spectrum Brands one of the top two consumer products companies in the growing area of consumer lawn and garden products.  Nu-Gro, its products and its management team will be a valued addition to the company’s growth strategy in the future.”

In connection with this transaction, the company said that it plans to refinance its existing senior credit facility.  The facility is being arranged by Bank of America and Citigroup, which also acted as the company’s M&A advisor on the transaction.  The company noted that the new senior credit facility will provide increased financial flexibility with more favorable interest rates.

About United Industries Corporation

United Industries Corporation, which goes to market as Spectrum Brands (www.spectrumbrands.com), is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control segments in the U.S.  The company’s household brands include Hot Shot®, Cutter® and Repel®. The company’s lawn and garden brands include Spectracide®, Spectracide Triazicide®, Spectracide Terminate®, Garden Safe®, Real-Kill® and No-Pest® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories.   Founded in 1969, the company is headquartered in St. Louis, Missouri.  (Bloomberg Symbol: 14496Z)

About The Nu-Gro Corporation

The Nu-Gro Corporation (www.nu-gro.com), based in Brantford, Ontario, is Canada’s leading manufacturer and seller of packaged consumer and commercial lawn and garden products.  Nu-Gro’s brand names include CIL®, Wilson®, Vigoro®, Pickseed®, So-Green®, Plant-Prod®, Greenleaf® and Green Earth®.  Through its subsidiaries in Canada and the U.S., the company produces and distributes controlled release nitrogen raw material to the fertilizer industry worldwide.

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Certain statements in this press release regarding our business, with the exception of historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond our control.  When, and if, used herein, the words “will,” “should,” “believe,” “plan,” “may,” “strategies,” “goals,” “anticipate,” “indicate,” “intend,” “determine,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements apply only as of the date they are disclosed and are based on the respective Company’s expectations at that time.  Actual results could differ materially from these statements as a result of weather conditions, our retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of us, our customers, our industry or the economy in general, public perception regarding the safety of our products, as well as various other factors described in our filings with the U.S. Securities and Exchange Commission.  We do not undertake any obligation to update or revise publicly any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by any forward-looking statements we make herein are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

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